     Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. REPORTS 51% INCREASE
IN FIRST QUARTER EARNINGS; CAPITAL EXPANSION AND
NEW PROJECT START-UPS ON SCHEDULE

GREEN BAY, WI (February 12, 2004)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract manufacturing, specialty printing services and business imaging products today announced results for the first quarter of fiscal 2004.

Net sales for the 2004 first quarter were $13.0 million, an increase of 4% over the $12.5 million sales for the first quarter of fiscal 2003. Net Income was $252,390, or $0.05 per share for the first quarter of 2004, 51% above last year’s $167,155, or $0.04 per share.

“The first quarter results reflect the replacement of lost business with new business as we discussed in December, 2003,” said Louis LeCalsey, III, President and Chief Executive Officer. “In our first quarter, we were in the process of transitioning out of the projects leaving Tufco for a customer’s plant. That transition will be completed in the second quarter. Nonetheless, we were able to more than replace the revenues from projects leaving Tufco in the first quarter and simultaneously increase profitability. Furthermore, we believe we are well positioned to show significant improvement in sales and earnings for the second quarter compared to last year’s second quarter as more new projects under contract come on line,” he added.

In December, 2003, the Company announced a major capital expansion program together with significant new contracts. The expansion program is on schedule and within budget with start-ups scheduled primarily in this year’s third quarter (April-June, 2004). The new contracts are scheduled to start-up through the first nine months of fiscal 2004 and all should be in production by the end of June, 2004.

All of the quarter’s sales increase from the comparable quarter a year ago was at the Green Bay, Wisconsin Contract Manufacturing segment where sales increased 9% and gross profit increased 16%. At the Company’s Newton, North Carolina segment, gross profit increased 6% despite essentially flat revenues, as that segment shifted to a higher margin sales mix.

In concluding, LeCalsey said, “We are excited by our prospects for 2004 and beyond. The efforts of the last several years have brought us to a point where our focus is concentrated and intense, our balance sheet is strong, our work force is talented and dedicated and, most importantly, our customers view us as best in class.”

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2004 results in comparison to fiscal 2003, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2003	2003

ASSETS
Cash & Cash Equivalents	$3,490	$2,930
Accounts Receivable — Net	6,198	8,294
Inventories	5,488	3,891
Other Current Assets	1,102	904

Total Current Assets	16,278	16,019
Property, Plant and Equipment — Net	14,551	14,319
Goodwill — Net	7,212	7,212
Other Assets	447	476
Total	$38,488	$38,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$250	$250
Accounts Payable	2,460	1,829
Accrued Liabilities	1,485	1,906

Total Current Liabilities	4,195	3,985
Long-Term Debt — Less current portion	500	500
Deferred Income Taxes	53	53
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	9,435	9,183
Treasury Stock	(831)	(831)
Total Stockholders’ Equity	33,740	33,488

Total	$38,488	$38,026

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	(Unaudited)

	2003	2002

Net Sales	$13,046	$12,530
Cost of Sales	11,472	11,042

Gross Profit	1,574	1,488
SG&A Expense	1,119	1,000
Employee Severance Costs	—	46
Loss on Asset Sales	3	32

Operating Income	452	410
Interest Expense	(15)	(98)
Interest Income and Other Income	—	4

Income Before Income Tax	437	316
Income Tax Expense	184	133

Income from Continuing Operations	252	183
Loss from Operations of Discontinued Segment — Net	—	(16)

Net Income	$252	$167

Basic Earnings Per Share:
Income from Continuing Operations	$0.05	$0.04
Loss from Operations of Discontinued Segment	—	0.00

Net Income	$0.05	$0.04
Diluted Earnings Per Share:
Income from Continuing Operations	$0.05	$0.04
Loss from Operations of Discontinued Segment	—	0.00

Net Income	$0.05	$0.04
Weighted Average Common Shares Outstanding:
Basic	4,582,344	4,627,844
Diluted	4,589,852	4,627,844